Exhibit 99-1

For Immediate Release

Goldfield Records Strong First Quarter Results

MELBOURNE, Florida, May 10, 2006 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced, for three months ended March 31, 2006,  the strongest operating results in many years:

•	Revenue increased 70% to $14.0 million from $8.2 million in the like period of 2005.

•	Operating income increased to $1.9 million from $0.2 million in the like period of 2005.

•	Net income rose to $1.1 million ($.04 per share) from $0.1 million ($.01 per share) in the like period of 2005.

Commenting on the first quarter results, John H. Sottile, president of Goldfield, said, “Both our electrical construction and real estate development segments contributed to our strongest operating results in many years.  In the electrical construction segment, revenue increased to $10.5 million from $7.1 million and operating income more than tripled to $1.8 million from $.6 million.  In the real estate development segment, revenue increased to $3.5 million from $1.1 million and operating income almost tripled to $0.9 million from $0.3 million.  Electrical construction results benefited from the efficiency of larger projects, and real estate development results benefited from the commencement of revenue recognition for the first phase of our new Pineapple House project.”

Looking ahead in 2006, Mr. Sottile commented, “First quarter results get us off to a strong start.  At March 31, our electrical construction backlog has increased nearly three-fold to $21.7 million from $7.7 million at the same point in 2005 and our real estate segment’s backlog has increased to $12.7 million from $10.5 million at the same point last year. During the balance of 2006, it is currently estimated that substantially all of the electrical construction backlog and approximately 70% of the real estate segment backlog (approximately $9.0 million) will be recognized as revenue. Actual timing of revenue recognition may vary as the result of project delays and other factors.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For example, electrical construction projects are generally subject to cancellation and, in the real estate segment, there can be no assurance that settlements of condominiums subject to contracts for sale will occur or that construction will progress as expected. For further details, see the company’s filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Revenue
Electrical construction	$10,492,005	$7,100,316
Real estate development	3,502,947	1,131,157

Total revenue	13,994,952	8,231,473

Costs and expenses
Electrical construction	8,123,209	5,917,573
Real estate development	2,321,429	692,452
Depreciation and amortization	599,291	625,731
Selling, general and administrative	1,098,355	750,778
Other general (income) expenses	(18,310)	1,486

Total costs and expenses	12,123,974	7,988,020

Total operating income	1,870,978	243,453

Other income (expenses), net
Interest income	24,712	28,458
Interest expense, net	(36,991)	(32,986)
Other income, net	3,494	1,889

Total other income (expenses), net	(8,785)	(2,639)

Income from continuing operations before income taxes	1,862,193	240,814
Income taxes	717,702	91,510

Income from continuing operations	1,144,491	149,304
Loss from discontinued operations	—	(12,752)

Net income	$1,144,491	$136,552

Earnings per share of common stock - basic and diluted
Continuing operations	$0.04	$0.01

Discontinued operations	—	—

Net income	$0.04	$0.01

Weighted average common shares and equivalents used in the calculations of earnings per share
Basic	25,572,192	25,833,696

Diluted	25,572,192	25,867,275